Exhibit 10.1

Execution Version

CUSIP Number: 74340YAP4

SENIOR TERM LOAN AGREEMENT

dated as of May 28, 2015

among

PROLOGIS, L.P.,

as Borrower,

PROLOGIS, INC.,

as Guarantor,

Various Lenders,

BANK OF AMERICA N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Lead Arranger and Book Runner

and

J.P. MORGAN SECURITIES LLC,

Joint Lead Arranger and Joint Book Runner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Page
SCHEDULES

2.1	Commitments and Percentages
6.6	Litigation
6.9	Environmental Matters
11.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Compliance Certificate
C	Assignment and Assumption

i

SENIOR TERM LOAN AGREEMENT

This SENIOR TERM LOAN AGREEMENT dated as of May 28, 2015 is among PROLOGIS, L.P., a Delaware limited partnership (“Prologis”), PROLOGIS, INC., various Lenders (defined below) and BANK OF AMERICA, N.A., as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means, for the Companies on a consolidated basis, net earnings before Preferred Dividends, plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication):

(a) Non-recurring losses (gains) from Dispositions of assets (excluding Dispositions to any Property Fund and Dispositions to third parties in connection with the Companies’ development business);

(b) Losses (gains) resulting from foreign currency exchange effects of settlement of Indebtedness and mark-to-market adjustments associated with (i) intercompany Indebtedness between Prologis and any of its Consolidated Subsidiaries and Unconsolidated Affiliates, (ii) third party Indebtedness of Prologis and its Consolidated Subsidiaries and (iii) Swap Contracts (other than those entered into for purely speculative purposes);

(c) Arrangement fees, amendment fees and costs incurred in connection with the negotiation, documentation and/or closing of the Global Credit Agreement and any amendment, supplement or other modification thereto;

(d) Losses and charges from extraordinary, non-recurring and other unusual items (including fees and costs incurred in connection with the negotiation, documentation and/or closing of each capital market offering, debt financing (including this Agreement) or amendments thereto, redemption or exchange of Indebtedness, business combination, acquisition, merger, disposition, recapitalization and consent solicitation);

(e) Losses (gains) from early extinguishment of Indebtedness; and

(f) Losses (earnings) attributable to Unconsolidated Affiliates;

plus Allowed Unconsolidated Affiliate Earnings, plus all amounts deducted in calculating net earnings for Interest Expense (including cash and non-cash amounts), minority interests,

1	Prologis, L.P. Term Loan Agreement

provisions for taxes based on income (including deferred income taxes), provisions for unrealized gains and losses, depreciation and amortization and the effect of any other non-cash item. Notwithstanding the above, non-cash losses (gains) and any non-cash impairment of Investments, intangible assets, including goodwill, or other assets shall be added back to (in the case of write-downs, impairment charges and losses) or deducted from (in the case of gains) Adjusted EBITDA to the extent deducted (added) in the calculation of net earnings or Adjusted EBITDA (but without duplication).

“Administrative Agent” means Bank of America, in its capacity as administrative agent hereunder, or any successor in such capacity.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2 or (subject to Section 11.2.4) such other address or account as Administrative Agent may from time to time notify to Prologis and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, prior to the making of the Loans, the aggregate amount of the Commitments of all Lenders.

“Agreement” means this Senior Term Loan Agreement.

“Allowed Unconsolidated Affiliate Earnings” means distributions (including “promote” or “carried interest” distributions but excluding extraordinary or non-recurring distributions) received in cash from Unconsolidated Affiliates.

“Applicable Margin” means, with respect to any Loan, the applicable percentage per annum set forth in the table below opposite the applicable ratings of Prologis, determined in accordance with the following: If Prologis has at least two of such ratings, then the Applicable Margin will be based upon the highest such rating unless the difference between the highest rating and the lowest rating is two or more rating levels, in which case the Applicable Margin will be based upon the rating level that is one level below the highest rating. If Prologis has only one such rating and it is a Moody’s Rating or an S&P Rating, then such rating level shall apply. If Prologis has only a Fitch Rating or none of such ratings, then the highest Applicable Margin will apply.

2	Prologis, L.P. Term Loan Agreement

Level	Moody’s Rating	S&P Rating	Fitch Rating	Base Rate Loans	Eurodollar Loans
1	A3 or better	A- or better	A- or better	0.000%	0.925%
2	Baa1	BBB+	BBB+	0.000%	1.000%
3	Baa2	BBB	BBB	0.100%	1.100%
4	Baa3	BBB-	BBB-	0.300%	1.300%
5	Less than Baa3 or not rated	Less than BBB- or not rated	Less than BBB- or not rated	0.700%	1.700%

Initially, the Applicable Margin shall be determined based upon Level 2. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Moody’s Rating, S&P Rating, or Fitch Rating, as applicable, shall be effective during the period commencing on the fifth Business Day following the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as lead arranger and book runner for the credit facility contemplated hereby.

“Assignee Group” means two or more Qualified Institutions that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Qualified Institution (with the consent of any party whose consent is required by Section 11.6.2), and accepted by Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of General Partner for the Fiscal Year ended December 31, 2014 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate” and (c) the Eurodollar Rate. If at any time any rate described above is not available, then the Base Rate shall be determined by reference to the rate or rates, as applicable, that are available. The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

3	Prologis, L.P. Term Loan Agreement

“Base Rate Loan” means any portion of a Loan that bears interest based on the Base Rate.

“Borrower Materials” has the meaning specified in Section 7.2.

“Borrowing” means a borrowing consisting of Loans of the same Type made, continued or converted on the same day and, in the case of Eurodollar Loans, having the same Interest Period.

“Bridge Commitment Letter” means the Commitment Letter regarding a $1,000,000,000 senior unsecured 364-day bridge term loan facility, dated April 17, 2015, between Morgan Stanley Senior Funding, Inc. and Prologis.

“Business Day” means (a) any day other than a Saturday, a Sunday or another day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and (b) when used with reference a Eurodollar Loan, any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, an amount equal to $0.10 per square foot on the aggregate of the portfolio square footage of General Partner and its Consolidated Subsidiaries most recently reported on a Form 10-Q or 10-K filed with the SEC by or on behalf of General Partner.

“Capital Lease” means any capital lease or sublease that has been (or under GAAP should be) capitalized on the balance sheet of the lessee.

“Capitalization Rate” means the percentage rates set forth below:

(a) 5.50% with respect to all Properties located in Japan;

(b) 6.75% with respect to all Properties located in Europe; and

(c) 6.50% with respect to all Properties not located in Japan or Europe.

“Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof; provided that such obligations mature within one year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) by S&P or “P-1” (or higher) by Moody’s and, in each case, maturing not more than 180 days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, any Global Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the

4	Prologis, L.P. Term Loan Agreement

making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) General Partner shall cease to (i) be the sole general partner of Prologis, or (ii) own, directly or indirectly, more than 50% of the Equity Interests of Prologis.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to any Lender, such Lender’s commitment to make a Loan hereunder.

5	Prologis, L.P. Term Loan Agreement

“Companies” means General Partner and its Consolidated Subsidiaries; and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a consolidated basis, to (b) Total Asset Value; provided that for purposes of calculating the Consolidated Leverage Ratio, (i) total Indebtedness of the Companies shall be adjusted by deducting therefrom an amount equal to the lesser of (A) total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (B) Unrestricted Cash of the Companies and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which total Indebtedness is adjusted under clause (i).

“Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and that would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of General Partner.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, Administrative Agent and each Lender.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Debt Service” means, for any Person for any period, the sum of the cash portion of Interest Expense (excluding, to the extent included therein, amortized fees previously paid in cash) plus any regularly scheduled principal payments on Indebtedness; provided that Debt Service shall not include Excluded Debt Service.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally.

6	Prologis, L.P. Term Loan Agreement

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would be an Event of Default.

“Default Rate” means an interest rate per annum equal to (a) in the case of a Base Rate Loan, the sum of (i) the Base Rate plus (ii) the Applicable Margin, if any, for Base Rate Loans, plus (iii) 2% per annum; and (b) in the case of Eurodollar Loan, the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that: (a) has failed to pay to Administrative Agent or any other Lender any amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured; or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee or custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as the ownership or acquisition of such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease, contribution or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest of a Person that by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise on or prior to the Maturity Date, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock on or prior to the Maturity Date, (c) is redeemable on or prior to the Maturity Date at the option of the holder of such Equity Interest or (d) otherwise requires any payments by such Person on or prior to the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means all Federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

7	Prologis, L.P. Term Loan Agreement

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Prologis or any of its Affiliates directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding; provided that the convertible senior notes of Prologis shall not constitute Equity Interests unless such notes are converted into capital stock of Prologis.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Prologis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Prologis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Prologis or any ERISA Affiliate from a Multiemployer Plan or receipt by Prologis or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by Prologis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“Eurodollar Loan” means any portion of a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or

8	Prologis, L.P. Term Loan Agreement

another commercially available source providing such quotations as reasonably designated by Administrative Agent and acceptable to Prologis from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing on that date;

provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent. If the Eurodollar Rate for any Interest Period shall be less than zero, such rate shall be deemed to be zero for such Interest Period for all purposes of this Agreement.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness that pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness (other than Secured Debt) that is rated at least Baa3 and BBB-, as the case may be, by at least two of S&P, Moody’s and Fitch.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Prologis hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which its principal office is located, in which it is otherwise conducting business (other than as a result of entering into or receiving payments under this Agreement) and subject to such taxes or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States, (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by Prologis under Section 11.12), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.1.4, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Prologis with respect to such withholding tax pursuant to Section 4.1.1 and (d) any Taxes imposed under FATCA.

“Exemption Representation” has the meaning specified in Section 4.1.5(a).

9	Prologis, L.P. Term Loan Agreement

“Existing Indenture” means the Indenture dated as of June 30, 1998 among General Partner, Prologis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company of California, N.A.), as Trustee.

“Extension Effective Date” has the meaning specified in Section 3.10.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the fee letter entered into among Prologis and certain Credit Parties.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“Fitch Rating” means the most recently-announced rating from time to time of Fitch assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any such Indebtedness has been issued at the time such rating was issued.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis and for the four fiscal quarters ending on the date of determination.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States, a State or territory thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the date on which the Loans are made hereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

10	Prologis, L.P. Term Loan Agreement

Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Prologis, Inc., a Maryland corporation qualified as a REIT.

“Global Credit Agreement” means the Global Senior Credit Agreement dated as of July 11, 2013 among Prologis, General Partner, various affiliates thereof, various lenders and various agents, including Bank of America, as Global Administrative Agent, and any restatement thereof.

“Global Lender” means a “Lender” under and as defined in the Global Credit Agreement.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of such Person’s contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies. The term “Guarantee” as a verb has a corresponding meaning.

11	Prologis, L.P. Term Loan Agreement

“Guaranteed Obligations” means the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to Prologis or otherwise) of each Loan made under this Agreement, together with all other obligations (including obligations that, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon), direct or indirect, of Prologis to any Credit Party now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document, including all costs, expenses and fees, including court costs and reasonable attorneys’ fees, arising in connection with the collection of any of the foregoing Guaranteed Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means for any Person, without duplication, all monetary obligations, excluding trade payables and accrued expenses (including deferred tax liabilities except as expressly provided below) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (a) of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, except (x) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms and (y) obligations to purchase stock (other than stock of Prologis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (iv) arising under Capital Leases to the extent included on a balance sheet of such Person, (v) arising under Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owed to such Person under non-excluded Swap Contracts, (vi) arising under any Guarantee of such Person (other than (x) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (y) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (z) any Guarantee of Liabilities of a third party that do not constitute Indebtedness) and (vii) consisting of Settlement Debt or (b) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness. The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisitions or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a currency other than Dollars. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.4.2.

12	Prologis, L.P. Term Loan Agreement

“Industrial Property” means a Property that is used for manufacturing, processing, warehousing or retail purposes.

“Information” has the meaning specified in Section 11.7.

“Interest Expense” means, for any Person for any period, without duplication, (a) such Person’s “net interest expense” for such period as reported on such Person’s most recent financial statements plus (b) Restricted Payments of any kind or character with respect to, and other proceeds paid or payable in respect of, any Disqualified Stock.

“Interest Payment Date” means: (a) as to any Eurodollar Loan (i) the last day of each Interest Period applicable to such Loan, (ii) if any Interest Period for such Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period and (iii) the Maturity Date; and (b) as to any Base Rate Loan, (i) the last Business Day of each March, June, September and December and (ii) the Maturity Date.

“Interest Period” means, as to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date seven days (to the extent available) or one, two, three or six months thereafter, as selected by Prologis in the applicable Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) except in the case of an Interest Period of 7 days, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date.

“Investment” means any investment in any Person, Property or other asset, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution or otherwise. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in any Property shall be calculated based upon the undepreciated Investment in such Property.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

13	Prologis, L.P. Term Loan Agreement

“Lenders” means each Person listed on Schedule 2.1 as of the date hereof and the successors and permitted assigns of any of the foregoing.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Prologis and Administrative Agent.

“Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).

“Loan” has the meaning specified in Section 2.1.

“Loan Documents” means this Agreement and the Fee Letter.

“Loan Notice” means a notice in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Prologis.

“Loan Parties” means General Partner and Prologis; and “Loan Party” means either of the foregoing.

“Material Acquisition” means, during any 12 month period, the acquisition by any Company of one or more real property assets (including interests in participating mortgages in which the interest therein is characterized as equity according to GAAP) or portfolios of such assets or operating businesses, each of which real property assets, portfolios of real property assets or operating businesses, as the case may be, individually had a purchase price of not less than 3% of Total Asset Value and all of which real property assets, portfolio of real property assets or operating businesses collectively had an aggregate purchase price of 7.5% or more of Total Asset Value.

14	Prologis, L.P. Term Loan Agreement

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to materially and adversely impair (a) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents or (b) the ability of any Credit Party to enforce the Loan Documents against the Loan Parties.

“Maturity Date” means May 27, 2016 or such later date to which the Maturity Date may be extended pursuant to Section 3.10.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Prologis or any ERISA Affiliate makes or is obligated to make, or during the preceding five plan years has made or been obligated to make, contributions.

“NOI” means, for any period and any Property, the difference (if positive) between (a) any rents (including rent with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant), proceeds (other than proceeds from Dispositions), expense reimbursements or income received from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation or leasing of such Property (but excluding depreciation, amortization, Interest Expense (other than interest on assessment bonds) and Capital Expenditures).

“Non-Consenting Lender” means any Lender that, within the preceding 60 days failed to agree to an amendment, waiver or consent that was (a) requested by Prologis and (b) approved by Lenders holding at least 40% of the aggregate principal amount of all Loans (or, prior to the Funding Date, of the Aggregate Commitments).

“Non-Industrial Property” means a Property that is not an Industrial Property.

“Non-Recourse Debt” means Indebtedness with respect to which recourse for payment is limited to (a) specific Property or Properties encumbered by a Lien securing such Indebtedness so long as there is no recourse to Prologis or General Partner, or (b) any Consolidated Subsidiary of Prologis or Unconsolidated Affiliate of Prologis (provided that if an entity is a partnership, there is no recourse to Prologis or General Partner as a general partner of such partnership);

15	Prologis, L.P. Term Loan Agreement

provided that personal recourse of Prologis or General Partner for any such Indebtedness for Customary Recourse Exceptions shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Debt. For purposes of the foregoing and for the avoidance of doubt, (i) if the Indebtedness is partially guaranteed by Prologis or General Partner, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Debt if it otherwise satisfies the requirements in this definition, and (ii) if the liability of Prologis or General Partner under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Debt if such Indebtedness otherwise satisfies the requirements of this definition.

“Non-U.S. Lender” means any Lender that is not organized under the Laws of a jurisdiction of the United States or is otherwise not a resident of the United States for United States tax purposes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 11.6.4.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Prologis or any ERISA Affiliate or to which Prologis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

16	Prologis, L.P. Term Loan Agreement

“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) that the principal amount of such Lender’s Loan is of the aggregate principal amount of all Loans (or, prior to the making of the Loans, that such Lender’s Commitment is of the Aggregate Commitments).

“Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs, (b) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (d) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to Administrative Agent, (f) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (g) Liens securing assessment bonds, (h) leases to tenants of space in Properties that are entered into in the ordinary course of business, (i) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances or any set-off arrangement that arises by operation of law as a result of any Company opening a bank account, (j) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms, (k) Liens over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, (l) Liens securing Settlement Debt in an aggregate amount not at any time exceeding $250,000,000, (m) Liens that secure the Obligations, (n) Liens that secure senior Indebtedness of General Partner or Prologis or any of their respective Consolidated Subsidiaries on a pari passu basis with the Lien described in clause (m), and (o) Liens that secure Indebtedness of a Company to another Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Prologis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.2.

17	Prologis, L.P. Term Loan Agreement

“Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).

“Prologis” has the meaning specified in the introductory paragraph hereto.

“Properties” means real estate properties (including land) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.

“Property Fund” means an Unconsolidated Affiliate formed or sponsored by Prologis to hold Properties.

“Qualified Institution” means (a) a Lender (other than a Defaulting Lender), (b) a bank, finance company, insurance company or other financial institution that (i) has (or, in the case of a bank, is a subsidiary of a bank holding company that has) a rating of its senior debt obligations of not less than BBB+ by S&P or “Baa-1” by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (ii) has total assets in excess of $10,000,000,000 or (c) any other Person approved by Prologis and Administrative Agent.

“Recourse Debt” means, for any Person, any Indebtedness that is not Non-Recourse Debt.

“Register” has the meaning specified in Section 11.6.3.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Prologis as prescribed by the Securities Laws.

“REIT” means a “real estate investment trust” for purposes of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the principal amount of all outstanding Loans (or, prior to the Funding Date, of the Aggregate Commitments), provided that the Commitment of, and the portion of the outstanding Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, a representative director, any vice president, the treasurer or any assistant treasurer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice

18	Prologis, L.P. Term Loan Agreement

to Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Settlement Debt” means, for any Person, tax liabilities of such Person payable in installments in connection with a settlement agreement with the relevant taxing authority.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature and (c) it does not have unreasonably small capital to conduct its businesses.

“Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of Prologis for which information is available.

19	Prologis, L.P. Term Loan Agreement

“Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses or other agreements requiring current rent or other similar payments, is at least 90% or such higher percentage as Prologis requires internally, consistent with past practices, to classify as a stabilized Property of the relevant type in the relevant market.

“Surviving Obligation” means any contingent obligation arising under a provision of this Agreement that expressly survives termination hereof as to which no claim has been asserted.

“Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means, as of any date for the Companies on a consolidated basis, the total (without duplication) of the following:

(a) the quotient of (i) the sum of the most recent fiscal quarter’s NOI from Stabilized Industrial Properties multiplied by four, divided by (ii) the applicable Capitalization Rate; provided that, notwithstanding the foregoing, (A) any Investments in Stabilized Industrial Properties acquired from Property Funds less than 24 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property and (B) any other Investments in Stabilized Industrial Properties acquired less than 12 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property; plus

20	Prologis, L.P. Term Loan Agreement

(b) for any Transition Property, the greater of (i) the quotient of (a) the most recent fiscal quarter’s NOI from such Property multiplied by four divided by (b) the applicable Capitalization Rate or (ii) 100% of the undepreciated book value of such Property; plus

(c) the amount of all other Investments in Properties under construction, Non-Industrial Properties, notes receivable backed by real estate and Properties subject to a ground lease with a Person that is not an Affiliate of Prologis, as lessee, each on an undepreciated book basis; plus

(d) the book value of raw land; plus

(e) the book value of the Companies’ Investments in Unconsolidated Affiliates; plus

(f) the product of (i) management fee income of the Companies (prior to deduction of amortization related to investment management contracts) for the most recent fiscal quarter multiplied by (ii) four, multiplied by (iii) eight; plus

(g) the value, if positive, of the Companies’ Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owing by the Companies under non-excluded Swap Contracts; plus

(h) to the extent not included in clauses (a) through (g) above, (i) restricted funds that are held in escrow pending the completion of tax-deferred exchange transactions involving operating Properties, (ii) infrastructure costs related to projects that a Company is developing on behalf of others, (iii) costs incurred related to future development projects, including purchase options on land, (iv) the corporate office buildings of Prologis and its subsidiaries and (v) earnest money deposits associated with potential acquisitions; plus

(i) cash and Cash Equivalents; minus

(j) the amount, if any, by which the amount in clause (e) above exceeds 15% of the sum of clauses (a) through (i) above.

For the avoidance of doubt, with respect to each of clauses (b) through (j) (other than clause (f)) above, impairments pursuant to GAAP shall be included.

“Transition Properties” means, as of any date, Industrial Properties that have been completed but are not Stabilized Industrial Properties.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unconsolidated Affiliate” means any Person in which Prologis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with Prologis on the consolidated financial statements of Prologis.

21	Prologis, L.P. Term Loan Agreement

“Unencumbered Capital Expenditures” means, for any period, the total for such period of the Capital Expenditures associated with all Unencumbered Properties (except for Unencumbered Properties where the tenant is responsible for capital expenditures).

“Unencumbered Debt Service” means, for any period, the total for such period of all Debt Service in respect of all Unsecured Debt of the Companies.

“Unencumbered Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI minus Unencumbered Capital Expenditures to (b) Unencumbered Debt Service, in each case for the four fiscal quarters ending on the date of determination.

“Unencumbered NOI” means, for any period, the total for such period of (a) the NOI of all Unencumbered Properties; provided that this clause (a) shall not include any NOI that is subject to any Lien (other than Permitted Liens); plus (b) the management fees of the Companies that are not subject to any Lien (other than Permitted Liens) less related expenses; plus (c) Allowed Unconsolidated Affiliate Earnings that are not subject to any Lien (other than Permitted Liens); minus (d) the amount, if any, by which the sum of the amounts of clauses (b) and (c) above exceeds 40% of the sum of the amounts of clauses (a), (b) and (c) above.

“Unencumbered Property” means any Property that is (a) owned directly or indirectly by a Company, (b) not subject to a Lien that secures Indebtedness of any Person (other than Permitted Liens) and (c) not subject to any negative pledge that would prohibit any pledge of such asset to Administrative Agent; provided that the provisions of Section 1013 of the Existing Indenture, and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any asset to Administrative Agent, shall not constitute a negative pledge.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (a) $10,000,000, (b) amounts normally and customarily set aside by Prologis for operating capital and interest reserves and (c) amounts placed with third parties as deposits or security for contractual obligations.

“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.

Section 1.2 Other Interpretive Provisions. Unless otherwise specified herein:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or

22	Prologis, L.P. Term Loan Agreement

modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Any reference to Laws of a jurisdiction of the United States shall include the United States federal government, the District of Columbia and any State or territory of the United States.

Section 1.3 Accounting Terms.

Section 1.3.1 Generally. All accounting and financial terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.3.2 Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Prologis or Required Lenders shall so request, Administrative Agent, Lenders and Prologis shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Prologis shall provide to Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3.3 Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Companies or to the determination of any amount for the Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Prologis is required to consolidate pursuant to FASB

23	Prologis, L.P. Term Loan Agreement

Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Consolidated Subsidiary as defined herein.

Section 1.3.4 Property Funds. Notwithstanding the foregoing, in the event of a change in GAAP resulting in Property Funds being treated as Consolidated Subsidiaries under GAAP, such Property Funds shall continue to be considered Unconsolidated Affiliates.

Section 1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Central time (daylight or standard, as applicable).

ARTICLE II

COMMITMENTS AND LOANS

Section 2.1 Commitments to make Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a single loan (each a “Loan”) to Prologis in Dollars on the Funding Date in amount equal to such Lender’s Commitment (or such lesser amount that constitutes such Lender’s Percentage of the aggregate principal amount of all Loans requested by Prologis on the Funding Date). Each Loan shall be divided into tranches, each of which shall be a Base Rate Loan or a Eurodollar Loan, as further provided herein. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2 Borrowing of Loans; Conversions and Continuations.

Section 2.2.1 Request for Loans. Prologis shall give notice of the borrowing of the Loans hereunder, which may be given by: (A) telephone or (B) a Loan Notice; provided that a telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. The notice of borrowing must be received by the Administrative Agent not later than 1:00 p.m. at least one Business Day prior to the date of borrowing, specifying the borrowing date, the aggregate principal amount of Loans requested, the Type(s) of Loans requested and, if any Borrowing is initially to be comprised of Eurodollar Loans, the initial Interest Period therefor; provided that Prologis may only request Eurodollar Loans if Prologis shall have given at least three Business Days’ notice of such request and, if this Agreement is not yet effective on the date of such notice, provided an executed funding indemnity letter reasonably satisfactory to Administrative Agent.

Section 2.2.2 Disbursement of Loans. Promptly following its receipt of a notice of borrowing pursuant to Section 2.2.1, Administrative Agent shall notify each Lender of the date of the proposed borrowing, the aggregate principal amount of Loans requested, the Type(s) of Loans requested, the initial Interest Period for any Eurodollar Loans specified in the notice of borrowing, and the principal amount of such Lender’s Loan. On the requested borrowing date, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 11:00 a.m. Upon satisfaction of the conditions set forth in Article V, Administrative Agent shall make all funds so received available to Prologis in like funds as received by Administrative Agent either by (a) crediting the account of Prologis on the books of Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Prologis.

24	Prologis, L.P. Term Loan Agreement

Section 2.2.3 Conversions and Continuations, Prologis may from time to time, by irrevocable notice to Administrative Agent, which may be given by (x) telephone or (y) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice, (a) convert Base Rate Loans into Eurodollar Loans, (b) convert Eurodollar Loans into Base Rate Loans and (c) continue Eurodollar Loans for a new Interest Period. Each such of conversion or continuation must be received by Administrative Agent not later than 11:00 a.m. (a) three Business Days prior to the requested date of any conversion to or continuation of, Eurodollar Loans and (c) one Business Day prior to the requested date of any conversion of Eurodollar Loans to Base Rate Loans. Each conversion to or continuation of Loans shall be in a principal amount permitted by Section 3.1.1. Each notice of conversion or continuation (whether telephonic or written) shall specify (i) whether Prologis is requesting a conversion to the other Type of Loans or a continuation of Eurodollar Loans, (ii) the requested date of conversion or continuation (which shall be a Business Day), (iii) the principal amount to be converted or continued and (iv) in the case of a conversion to or a continuation of Eurodollar Loans, the duration of the Interest Period therefor. If Prologis fails to give a timely notice requesting a continuation of Eurodollar Loans, then such Eurodollar Loans shall be continued as Eurodollar Loans with an Interest Period of one month beginning on the last day of the existing Interest Period for such Eurodollar Loans. If Prologis requests a conversion to or continuation of Eurodollar Loans, but fails to specify an Interest Period therefor, it will be deemed to have specified an Interest Period of one month.

Section 2.2.4 Certain Continuations and Conversions. Except as otherwise provided herein, a Eurodollar Loan may be continued only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default, the Required Lenders may at their option, by notice to Prologis (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.1), declare that no Eurodollar Loans may be converted to or continued as Eurodollar Loans (in which case all outstanding Eurodollar Loans shall convert to Base Rate Loans on the last day of the existing Interest Period therefor).

Section 2.2.5 Notice of Rates. Administrative Agent shall promptly notify Prologis and each Lender of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Prologis and each Lender of any change in Administrative Agent’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

Section 2.2.6 Number of Interest Periods. After giving effect to the borrowing hereunder and all subsequent conversions and continuations, there shall not be more than 10 Interest Periods in effect hereunder.

Section 2.3 Prepayments. Prologis may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be in a form acceptable to Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be

25	Prologis, L.P. Term Loan Agreement

approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer and be received by Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to any date of prepayment of Eurodollar Loans and (ii) on the date of prepayment of any Base Rate Loans; (b) each prepayment shall be on a Business Day and (c) any prepayment shall be in a principal amount permitted by Section 3.1.2 or, if less, the entire principal amount of all Loans then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Eurodollar Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Percentage of such prepayment. If such notice is given by Prologis, then Prologis shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 4.5. Each prepayment shall be applied to the Loans of the Lenders ratably in accordance with their respective Percentages.

ARTICLE III

GENERAL PROVISIONS APPLICABLE TO LOANS

Section 3.1 Minimum Amounts for Borrowings, Conversions, Continuations and Prepayments; Pro Rata Treatment.

Section 3.1.1 Borrowing, Conversion, Continuation Amounts. Each Borrowing shall at all times be (including after giving effect to any conversion or continuation) in an amount equal to $10,000,000 or any higher whole multiple of $1,000,000.

Section 3.1.2 Prepayment Amounts. Each prepayment shall be in an amount equal to $10,000,000 or any higher whole multiple of $1,000,000.

Section 3.1.3 Pro Rata Treatment. After giving effect to the borrowing of Loans hereunder and any conversion, continuation or prepayment, each Lender shall have a pro rata share (according to its Percentage) of each Borrowing.

Section 3.2 Automatic Termination of Commitments. The Aggregate Commitments shall be automatically and permanently terminate upon the making of the Loans on the Funding Date.

Section 3.3 Repayment of Loans. The aggregate principal amount of all outstanding Loans shall be paid on the Maturity Date.

Section 3.4 Interest.

Section 3.4.1 Interest Rates. Subject to the provisions of Sections 3.4.2 and 11.9:

(a) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and

26	Prologis, L.P. Term Loan Agreement

(b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

Section 3.4.2 Rates Upon Default.

(a) At any time and so long as an Event of Default pursuant to Section 9.1.1 exists, any Obligations not paid when due shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b) Upon the written request of Required Lenders at any time and so long as any Event of Default exists, Prologis shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Section 3.4.3 Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 3.5 Fees.

Section 3.5.1 Upfront Fees. Prologis shall pay to Administrative Agent on the Funding Date for the account of each Lender, an upfront fee in the amount separately agreed upon in writing with such Lender.

Section 3.5.2 Agency and Arrangement Fees. Prologis shall pay to Arranger and Administrative Agent, such fees in the amounts and at the times specified in the Fee Letter.

Section 3.5.3 Payment of Fees. All fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 3.6 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

27	Prologis, L.P. Term Loan Agreement

Section 3.7 Evidence of Debt and Promissory Note.

Section 3.7.1 Recordkeeping. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent, in each case in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by Lenders to Prologis and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of Prologis to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 3.7.2 Promissory Note. The provisions of this Section 3.7.2 constitute a promissory note for the benefit of each Lender. In furtherance of the foregoing:

(a) Prologis hereby promises to pay to each Lender, in accordance with the provisions of this Agreement, the principal amount of the Loan made by such Lender to Prologis, together with interest on the unpaid principal amount of such Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in this Agreement.

Section 3.8 Payments Generally; Administrative Agent’s Clawback.

Section 3.8.1 All Payments Generally. All payments of principal and interest with respect to Loans shall be made to Administrative Agent in Dollars for the ratable account of the Lenders and in immediately available funds at Administrative Agent’s Office, without condition or deduction for any counterclaim, defense, recoupment or setoff.

Section 3.8.2 Time of Payments.

(a) Except as otherwise expressly provided herein, all payments by Prologis hereunder shall be received by Administrative Agent not later than 12:00 noon on the date specified herein, and any payment received by Administrative Agent after such time shall be deemed received on the next succeeding Business Day (and any applicable interest shall continue to accrue). If any payment to be made by Prologis shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest on the amount paid.

Section 3.8.3 Distribution of Payments. With respect to payments to be paid to Administrative Agent hereunder, Administrative Agent will promptly distribute to each Lender its Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.

Section 3.8.4 Application of Payments. All payments by Prologis hereunder shall be applied to such Obligations as Prologis shall specify; provided that, during the existence of any Event of Default, all payments by or on behalf of Prologis hereunder shall be applied as follows:

(a) First, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal or interest) payable to Administrative Agent in its capacity as such or any Related Party thereof, ratably among them in proportion to the respective amounts payable pursuant to this clause (a);

28	Prologis, L.P. Term Loan Agreement

(b) Second, to the payment of all amounts paid by Lenders to Administrative Agent or any Related Party thereof pursuant to Section 11.4.3 (to the extent Lenders have not previously been reimbursed therefor), ratably among them in proportion to the respective amounts payable pursuant to this clause (b);

(c) Third, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal or interest) payable to any Person pursuant to Section 11.4.1, ratably among them in proportion to the respective amounts payable pursuant to this clause (c);

(d) Fourth, to the payment of all amounts paid by Lenders to any Person pursuant to Section 11.4.3 (to the extent Lenders have not previously been reimbursed therefor), ratably among them in proportion to the respective amounts payable pursuant to this clause (d);

(e) Fifth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders in proportion to the respective amounts payable to them pursuant to this clause (e);

(f) Sixth, to the payment of the unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts payable pursuant to this clause (f);

(g) Seventh, to the payment of all remaining unpaid Obligations, ratably among the Credit Parties in proportion to the respective amounts payable pursuant to this clause (g); and

(h) Last, the balance, if any, after payment in full of all Obligations, to such the Person that made such payment or as otherwise required by Law.

Section 3.8.5 Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the Funding Date that such Lender will not make available to Administrative Agent such Lender’s share of the Loans, Administrative Agent may assume that such Lender directly has made such share available on such date in accordance with the requirements hereof and may, in reliance upon such assumption, make available to Prologis a corresponding amount. In such event, if a Lender has not in fact made its share of the Loans available to Administrative Agent, then such Lender and Prologis severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to Prologis to the date of payment to Administrative Agent, at (a) in the case of a payment to be made by such Lender, the Federal Funds Rate and (b) in the case of a payment to be made by Prologis, the interest rate(s) applicable to the Loans. If Prologis and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Prologis the amount of such interest paid by Prologis for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall satisfy such Lender’s obligation with respect to such Borrowing. Any payment by Prologis pursuant to this Section shall be without prejudice to any claim Prologis may have against a Lender that shall have failed to make a payment to Administrative Agent.

29	Prologis, L.P. Term Loan Agreement

Section 3.8.6 Payments by Prologis; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Prologis prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Prologis will not make such payment, Administrative Agent may assume that Prologis has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Prologis has not in fact made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the Federal Funds Rate. A notice by Administrative Agent to any Lender or Prologis with respect to any amount owing under this Section 3.8.6 shall be conclusive, absent demonstrable error.

Section 3.8.7 Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for its Loan as provided herein, and such funds are not made available to Prologis by Administrative Agent because the conditions to such Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, plus interest thereon from the date funds were made available to Administrative Agent by such Lender to the date such amount is returned by Administrative Agent to such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 3.8.8 Obligations of Lenders Several. The obligations of Lenders hereunder to make their respective Loans and to any payments pursuant to Section 11.4.3 are several and not joint. The failure of any Lender to make its Loan or to make any payment under Section 11.4.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to make any payment under Section 11.4.3.

Section 3.8.9 Funding Source. Subject to Section 4.6.1, (a) each Lender may, at its option, make all or a portion of its Loan available to Prologis by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan or such portion; provided that any exercise of such option shall not affect the obligation of Prologis in accordance with the terms of this Agreement; and (b) nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

Section 3.9 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan and, as a result thereof, such Lender shall receive payment of a proportion of its Loan and interest thereon greater than its Percentage of all payments on account of the principal of and interest on all Loans, then such Lender shall (a) notify Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such

30	Prologis, L.P. Term Loan Agreement

other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by all Lenders ratably in accordance with their respective Percentages; provided that:

(a) if any such participations are purchased and any portion of any payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not apply to (i) any payment made by Prologis pursuant to and in accordance with the express terms of this Agreement, (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to Prologis or any Affiliate thereof (as to which the provisions of this Section shall apply) and (iii) any payment pursuant to Article IV.

Prologis consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Prologis rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Prologis in the amount of such participation.

Section 3.10 Extension of Maturity Date.

Section 3.10.1 Request for Extension. Not earlier than 180 days or later than 30 days prior to the initial Maturity Date, Prologis may, upon written notice to Administrative Agent (which shall promptly notify Lenders) and satisfaction of the conditions precedent set forth in Section 3.10.2, extend the Maturity Date for an additional year to May 26, 2017.

Section 3.10.2 Extension Procedures. The extension of the Maturity Date contemplated by Section 3.10.1 shall become effective on the date (the “Extension Effective Date”) on which the following conditions precedent have been satisfied: (a) Administrative Agent shall have received the written notice referred to in Section 3.10.1 and (b) Prologis shall have paid to Administrative Agent, for the benefit of each Lender, an extension fee in an amount equal to 0.10% times the then-outstanding principal amount of such Lender’s Loan, and Administrative Agent shall promptly remit such extension fee to each Lender upon receipt thereof; provided that if an Event of Default has occurred and is continuing on the date on which such conditions are satisfied, the Extension Effective Date shall be the first date thereafter, if any, on or before the initial Maturity Date on which no Event of Default is continuing. Upon the satisfaction of the conditions precedent set forth in this Section 3.10.2 and the occurrence of the Extension Effective Date, Administrative Agent shall promptly confirm to Prologis and Lenders such extension and the Extension Effective Date.

Section 3.11 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.

31	Prologis, L.P. Term Loan Agreement

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 4.1 Taxes.

Section 4.1.1 Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (b) such Loan Party shall make such deductions and (c) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

Section 4.1.2 Indemnification by Loan Parties. The applicable Loan Party shall indemnify each Credit Party, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Credit Party on or with respect to any payment made to such Credit Party by or on account of such Loan Party hereunder or under any other Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

Section 4.1.3 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

Section 4.1.4 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States (including a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States or a qualified REIT subsidiary (as defined in Section 856(i) of the Code)) or is otherwise subject to tax, or any treaty to which any such jurisdiction is a party or which otherwise benefits such Lender, with respect to payments hereunder or under any other Loan Document shall deliver to Prologis (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Prologis or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Prologis or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Prologis or Administrative Agent as will enable Prologis or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

32	Prologis, L.P. Term Loan Agreement

Without limiting the generality of the foregoing, any Non-U.S. Lender shall deliver to Prologis and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Prologis or Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(b) duly completed copies of Internal Revenue Service Form W-8ECI,

(c) duly completed copies of Internal Revenue Service Form W-8IMY,

(d) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Prologis within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(e) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Prologis or Administrative Agent to determine the withholding or deduction required to be made.

Without limiting the obligations of Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to Administrative Agent or Prologis, as Administrative Agent or Prologis shall reasonably request, on or prior to the Funding Date (or such other date as such Lender becomes a party to this Agreement), and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authority under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by Prologis pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.

Each Lender shall promptly (i) notify Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes or Other Taxes, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that Prologis make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, Prologis shall promptly deliver to the applicable Credit Party, as such Credit Party

33	Prologis, L.P. Term Loan Agreement

shall reasonably request, on or prior to the Funding Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by Prologis, as are required to be furnished by such Credit Party under such Laws in connection with any payment by such Credit Party of Indemnified Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

Section 4.1.5 Exemption Representation.

(a) Each Lender represents and warrants (such Lender’s “Exemption Representation”) to Prologis that, as of the date of this Agreement or, in the case of a Person that becomes a Lender after the Funding Date, as of the date such Person becomes a party hereto, except as specified in writing to Administrative Agent and Prologis prior to the date of the applicable Exemption Representation, it is entitled to receive payments from Prologis hereunder without any reduction or withholding in respect of any Indemnified Taxes or Other Taxes and without any amount being required to be paid by Prologis pursuant to Section 4.1.2.

(b) Notwithstanding any other provision of this Agreement, Prologis shall not be obligated to pay any amount under this Section 4.1 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if (i) such Lender’s Exemption Representation had been accurate or (ii) such Lender had complied with its obligations under Section 4.1.4.

Section 4.1.6 Treatment of Certain Refunds. If any Credit Party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of such Credit Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Prologis or any other Person.

Section 4.1.7 FATCA. If a payment made to a Lender under any Loan Document would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Prologis, at the time or times prescribed by Law and at such time or times reasonably requested by Prologis, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Prologis as may be necessary for Prologis to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under

34	Prologis, L.P. Term Loan Agreement

FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.1.7 expires or becomes inaccurate or obsolete in any respect, it shall promptly update such form or certification or notify Administrative Agent and Prologis of its legal inability to do so. For purposes of determining withholding Taxes imposed under FATCA, the Loan Parties and Administrative Agent shall treat (and the Lenders hereby authorize Administrative Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 4.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell or to take deposits Dollars in the applicable interbank market, then, on notice thereof by such Lender to Prologis through Administrative Agent, any obligation of such Lender to make, continue or convert Loans to Eurodollar Loans shall be suspended until such Lender notifies Administrative Agent and Prologis that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Prologis shall, upon demand from such Lender (with a copy to Administrative Agent), convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor or on such earlier date on which such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such conversion, Prologis shall also pay accrued interest on the amount so converted.

Section 4.3 Inability to Determine Rates. If the Required Lenders determine that (a) deposits in Dollars are not being offered to banks in the London interbank market for the amount and Interest Period for any Borrowing of Eurodollar Loans, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for a requested Interest Period or (c) the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for the requested Interest Period, Administrative Agent will promptly so notify Prologis and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Loans for the applicable Interest Period shall be suspended until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Prologis may (i) revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or (ii) if Prologis elects not to revoke such request, will be deemed to have converted such request into a request for a Borrowing of or conversion to Base Rate Loans.

Section 4.4 Increased Costs Generally.

Section 4.4.1 Increased Costs. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Credit Party (except any reserve requirement contemplated by Section 4.4.4, other than as set forth below);

35	Prologis, L.P. Term Loan Agreement

(b) subject any Credit Party to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Credit Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.1 and the imposition of, or any change in the rate of, any Excluded Tax); or

(c) impose on any Credit Party or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by such Credit Party;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any Loan), or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or any other amount), then, upon request of such Credit Party, Prologis will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

Section 4.4.2 Capital Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any Lending Office of such Credit Party or such Credit Party’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, the Commitment of such Credit Party or the Loan made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time Prologis will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

Section 4.4.3 Certificates for Reimbursement. Any Credit Party requesting compensation pursuant to this Section 4.4 shall deliver to Prologis (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the basis for such request and a calculation of the amount necessary to compensate such Credit Party or its holding company, as the case may be, as specified in Section 4.4.1 or 4.4.2 above, and any such certificate shall be conclusive absent demonstrable error. Prologis shall pay such Credit Party the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 4.4.4 Additional Reserve Requirements. Prologis shall pay to each Lender, (a) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), and (b) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which in each case shall be

36	Prologis, L.P. Term Loan Agreement

due and payable on each date on which interest is payable on such Loan, provided Prologis shall have received at least 15 days’ prior notice (with a copy to Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

Section 4.4.5 Limitations on Lender Claims. Notwithstanding the foregoing provisions of this Section 4.4, no Lender shall be entitled to compensation for any cost, increased costs or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).

Section 4.5 Compensation for Losses. Prologis agrees that it will, from time to time, compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by such Lender as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan of such Lender on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Prologis (for a reason other than the failure of such Lender to make its Loan) to borrow, continue, convert prepay any Eurodollar Loan of such Lender on the date or in the amount notified by Prologis;

(c) any assignment of a Eurodollar Loan of such Lender on a day other than the last day of an Interest Period therefor as a result of a request by Prologis pursuant to Section 11.12;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained (but in each case excluding any loss of anticipated profits).

For purposes of calculating amounts payable by Prologis to a Lender under this Section 4.5, (A) each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the offshore interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded; and (B) the losses and expenses of any Lender resulting from any event described in clause (a) above, any failure by Prologis to borrow or continue a Eurodollar Loan as contemplated by clause (b) above or any assignment pursuant to clause (c) above shall not exceed the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of the applicable Eurodollar Loan had such event not occurred, at the Eurodollar Rate applicable (or that would have been applicable) to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the London interbank eurodollar market.

37	Prologis, L.P. Term Loan Agreement

Any Lender requesting compensation pursuant to this Section 4.5 shall deliver to Prologis (with a copy to Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. Prologis shall pay the applicable Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 4.6 Mitigation Obligations; Replacement of Lenders.

Section 4.6.1 Designation of a Different Lending Office. If any Credit Party requests compensation under Section 4.4, or Prologis is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to Section 4.1, or if any Credit Party gives a notice pursuant to Section 4.2, then such Credit Party shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Credit Party, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, and (b) in each case, would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Credit Party. Prologis hereby agrees to pay all reasonable costs and expenses incurred by any Credit Party in connection with any such designation or assignment.

Section 4.6.2 Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to Section 4.1, 4.4 or 4.5 shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that Prologis shall not be required to compensate a Credit Party pursuant to any such Section for any Indemnified Taxes, Other Taxes, increased cost, reduction in return, funding loss or other amount (any of the foregoing, a “Compensation Amount”) incurred or suffered more than six months prior to the date that such Credit Party notified Prologis of the Change in Law or other event giving rise to such Compensation Amount and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such Compensation Amount is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.6.3 Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if Prologis is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, Prologis may replace such Lender in accordance with Section 11.12.

Section 4.7 Survival. All obligations under this Article IV shall survive termination of this Agreement and repayment of all other Obligations hereunder.

38	Prologis, L.P. Term Loan Agreement

ARTICLE V

CONDITIONS PRECEDENT

The obligation of each Lender to make its Loan is subject to satisfaction or waiver of the following conditions precedent:

Section 5.1 Documents. Administrative Agent’s receipt (which may be by facsimile or electronic mail, followed promptly by originals) of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to Administrative Agent and each Lender:

(a) executed counterparts of this Agreement;

(b) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may reasonably require evidencing the identity, authority and capacity of the Responsible Officers thereof authorized to execute and deliver this Agreement;

(c) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed in the jurisdiction of its organization or formation;

(d) a favorable opinion of Mayer Brown LLP, special counsel to the Loan Parties, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and this Agreement as Administrative Agent may reasonably request;

(e) a certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of this Agreement, each of which consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(f) a certificate signed by a Responsible Officer of Prologis certifying (i) that the conditions specified in Sections 5.6 and 5.7 have been satisfied; (ii) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (iii) the current Moody’s Rating, S&P Rating and Fitch Rating; and

(g) such other assurances, certificates, documents, consents or opinions as Administrative Agent or Required Lenders reasonably may require.

Section 5.2 Fees. Any fees required to be paid on or before the Funding Date shall have been paid.

Section 5.3 Expenses. Unless waived by Administrative Agent, Prologis shall have paid all reasonable and documented fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to the Funding Date.

39	Prologis, L.P. Term Loan Agreement

Section 5.4 Bridge Agreement. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent that all commitments of the lenders under the Bridge Commitment Letter shall have been terminated and all outstanding obligations owed with respect thereto, if any, shall be paid in full.

Section 5.5 Funding Deadline. The Funding Date shall have occurred on or before June 30, 2015.

Section 5.6 Representations and Warranties. The representations and warranties of each Loan Party contained in Article VI or in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

Section 5.7 Default. No Default shall exist or would result from the making of the Loans or the application of the proceeds thereof.

Section 5.8 Loan Notice. Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof and, if applicable, an executed funding indemnity letter reasonably acceptable to Administrative Agent.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Article V, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the Funding Date specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Credit Parties that:

Section 6.1 Existence, Qualification and Power; Compliance with Laws. Such Loan Party (a) is duly organized or formed, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Authorization; No Contravention. The execution, delivery and performance by such Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in

40	Prologis, L.P. Term Loan Agreement

any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Consolidated Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Company is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement or any other Loan Document (excluding approvals, consents, exemptions and authorizations that have been obtained and are in full force and effect and those that, if not made or obtained, would not (a) materially and adversely affect the validity or enforceability of any Loan Document or (b) result in a Default).

Section 6.4 Binding Effect. This Agreement has been duly executed and delivered by each Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

Section 6.5 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of General Partner as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) all material Liabilities of General Partner and its Consolidated Subsidiaries as of the date thereof.

(b) The unaudited consolidated balance sheet of General Partner and its Consolidated Subsidiaries dated March 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of General Partner as of such date and its consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

Section 6.6 Litigation. As of the Funding Date, except as specifically disclosed in Schedule 6.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

41	Prologis, L.P. Term Loan Agreement

Section 6.7 No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 6.8 Ownership of Property. Each Company has good record and marketable title in fee simple to, or valid trust beneficiary interests or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.9 Environmental Compliance. Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Companies have reasonably concluded that, except as specifically disclosed in Schedule 6.9, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10 Taxes. Each Company has filed all Federal and other material state, provincial, and other Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or such Taxes, the failure to make payment of which when due could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

Section 6.11 Pension Law Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or such Plan is entitled to rely on an advisory or opinion letter issued with respect to an IRS approved master and prototype or volume submitter plan, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Prologis, nothing has occurred which would prevent, or cause the loss of, such qualification. Prologis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.

42	Prologis, L.P. Term Loan Agreement

(b) There are no pending or, to the best knowledge of either Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither Loan Party has knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither Prologis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither Prologis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither Prologis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA.

Section 6.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.13 Disclosure. Each Loan Party has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.14 Compliance with Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the

43	Prologis, L.P. Term Loan Agreement

aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Company has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable anti-corruption Laws.

Section 6.15 Solvency. Each Loan Party is, and after giving effect to all Obligations hereunder will be, Solvent.

Section 6.16 Plan Assets. The assets of each Company are not “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1), as modified by Section 3(42) of ERISA.

Section 6.17 REIT Status. General Partner is qualified as a REIT.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than Surviving Obligations) shall remain unpaid or unsatisfied:

Section 7.1 Financial Statements. General Partner shall deliver, or cause to be delivered, to Administrative Agent, in form and detail satisfactory to Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of General Partner and Prologis (commencing with the fiscal year ended December 31, 2015), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of General Partner and Prologis (commencing with the fiscal quarter ended June 30, 2015), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and equity and cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Prologis as fairly presenting the financial condition, results of operations, equity and cash flows of the Companies, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.2(d), General Partner shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

44	Prologis, L.P. Term Loan Agreement

Section 7.2 Certificates; Other Information. General Partner shall deliver, or cause to be delivered, to Administrative Agent, in form and detail satisfactory to Administrative Agent:

(a) concurrently with the delivery of each set of financial statements referred to in Section 7.1(a), an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, as of the date thereof and the consolidated results of operations of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, for the fiscal year then ended;

(b) concurrently with the delivery of each set of financial statements referred to in Sections 7.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of General Partner;

(c) promptly after any request by Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors of General Partner by independent accountants in connection with the accounts or books of any Company, or any audit of any Company;

(d) promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC); and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Company, or compliance with the terms of the Loan Documents, as Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Company posts such documents, or provides a link thereto, on its website on the internet at the website address listed on Schedule 11.2; or (ii) on which such documents are posted on its behalf on an internet or intranet website, if any, to which each Credit Party has access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that a Company shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested, provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

45	Prologis, L.P. Term Loan Agreement

Each Loan Party hereby acknowledges that (a) Administrative Agent and/or Arranger will make available to each Lender materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their respective securities) (each, a “Public Lender”). Each Loan Party hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Loan Parties shall be deemed to have authorized each Credit Party to treat such Borrower Materials as not containing any material non-public information with respect to General Partner and its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Loan Parties shall not have any obligation to mark any Borrower Materials “PUBLIC”.

Section 7.3 Notices. General Partner shall promptly notify, or cause a Loan Party to notify, Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (ii) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Company (except to the extent disclosed in financial statements provided pursuant to Section 7.1, including the footnotes to such financial statements); and

(e) promptly upon receipt by a Loan Party of notice thereof, and in any event within five Business Days after any change in the Moody’s Rating, the S&P Rating or the Fitch Rating, notice of such change.

Each notice pursuant to this Section 7.3 shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.3(a) shall describe with particularity any provision of this Agreement or any other Loan Document that has been breached. Administrative Agent shall promptly notify Lenders of any notice received under this Section 7.3.

46	Prologis, L.P. Term Loan Agreement

Section 7.4 Payment of Obligations. General Partner shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor or (b) the failure to pay and discharge such Liabilities could not reasonably be expected to result in a Material Adverse Effect.

Section 7.5 Preservation of Existence, Etc. General Partner shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.2; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.6 Maintenance of Properties. General Partner shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.7 Maintenance of Insurance. General Partner shall, and shall cause each other Company to, maintain insurance (giving effect to reasonable and prudent self-insurance) according to reasonable and prudent business practices.

Section 7.8 Compliance with Laws. General Partner shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Company shall maintain policies and procedures designed to promote and achieve compliance with applicable anti-corruption Laws.

Section 7.9 Books and Records. General Partner shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare General Partner’s and Prologis’ financial statements in conformity with GAAP consistently applied.

Section 7.10 Inspection Rights. Upon reasonable request, and subject to Section 11.7, General Partner shall, and shall cause each other Company to, allow Administrative Agent (or its

47	Prologis, L.P. Term Loan Agreement

Related Parties who may be accompanied by a Related Party of one or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that General Partner or the applicable other Company is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees or representatives from time to time upon reasonable notice, during normal business hours; provided that unless a Default has occurred and is continuing and except in the case of Administrative Agent and its Related Parties, such inspections shall be at the applicable Credit Party’s sole cost and expense.

Section 7.11 Use of Proceeds. Prologis shall use the proceeds of the Loans for general corporate purposes not in contravention of any Law or of any Loan Document.

Section 7.12 REIT Status. General Partner shall, at all times, maintain its status as a REIT.

Section 7.13 Claims Pari Passu. Each Loan Party shall ensure that at all times the claims of the Credit Parties under the Loan Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors other than those claims that are preferred by Debtor Relief Laws.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than Surviving Obligations) shall remain unpaid or unsatisfied:

Section 8.1 Secured Indebtedness. General Partner shall not permit the ratio (expressed as a percentage) of (a) the aggregate amount of all Secured Debt of the Companies outstanding as of the last day of any fiscal quarter, to (b) Total Asset Value as of such date, to exceed 40%.

Section 8.2 Fundamental Changes. General Partner shall not, and shall not permit any other Company to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a) any Consolidated Subsidiary may merge with Prologis, provided that Prologis shall be the continuing or surviving Person;

(b) any Consolidated Subsidiary (other than Prologis) may merge with any one or more other Consolidated Subsidiaries (other than Prologis);

(c) any Company (other than a Loan Party) may be voluntarily dissolved or liquidated under the laws of its jurisdiction of organization (excluding any Debtor Relief Law); and

(d) any Company may merge, dissolve, liquidate or consolidate with or into another Person in connection with any transaction designed to change the corporate, partnership, limited liability company or other structure of such entity, or otherwise change its corporate or other form, so long as (i) the succeeding or remaining entity assumes all of the assets and liabilities of such Person and (ii) no Credit Party is adversely affected thereby.

48	Prologis, L.P. Term Loan Agreement

Section 8.3 Restricted Payments. General Partner shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if an Event of Default pursuant to Section 9.1.1 exists, except that:

(a) any Consolidated Subsidiary may at any time make Restricted Payments to any other Company and, solely to the extent distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests;

(b) any Company may at any time declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Company;

(c) any Company may at any time purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Prologis may at any time pay cash dividends and make other cash distributions to General Partner and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, and General Partner may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non- cash impairment charges, write-downs or losses) of Prologis as reported to its shareholders in either the annual report of Prologis filed by or on behalf of Prologis with the SEC on a Form 10-K or any quarterly investment package prepared for the holders of its Equity Interests after December 31, 2013, and (ii) the amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT; and

(e) General Partner and any Company may at any time make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements.

Section 8.4 Change in Nature of Business. General Partner shall not, and shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies on the date hereof or any business substantially related or incidental thereto.

Section 8.5 Transactions with Affiliates. General Partner shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of General Partner, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to such Company as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person

49	Prologis, L.P. Term Loan Agreement

other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries and Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.

Section 8.6 Negative Pledge Agreements; Burdensome Agreements.

(a) General Partner shall not, and shall not permit any other Company to, grant a Lien (other than Permitted Liens) to any Person on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio.

(b) General Partner shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that any Company shall be prohibited from granting to Administrative Agent, for the benefit of the Credit Parties, a first-priority Lien on the Equity Interests of any Company (other than General Partner) if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio; provided that the provisions of Section 1013 of the Existing Indenture and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any property or asset to Administrative Agent, shall not constitute a negative pledge or any other agreement that violates this Section 8.6(b).

(c) General Partner shall not, and shall not permit any other Company to, enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of a Consolidated Subsidiary) that limits the ability of any Consolidated Subsidiary to make Restricted Payments to any Company.

Section 8.7 Use of Proceeds. Prologis shall not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 8.8 Financial Covenants.

Section 8.8.1 Consolidated Leverage Ratio. General Partner shall not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter, to exceed 0.60 to 1.0; provided that as of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.0.

Section 8.8.2 Fixed Charge Coverage Ratio. General Partner shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

50	Prologis, L.P. Term Loan Agreement

Section 8.8.3 Unencumbered Debt Service Coverage Ratio. General Partner shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

Section 8.9 Anti-Corruption Laws. Prologis shall not, directly or indirectly, use the proceeds of any Loan for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.1 Events of Default. Any of the following shall constitute an “Event of Default”:

Section 9.1.1 Non-Payment. Prologis fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan, or (b) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (c) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

Section 9.1.2 Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.10, 8.1, 8.3 or 8.8.

Section 9.1.3 Other Defaults. Either Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.1.1 or 9.1.2 above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (a) a Responsible Officer of a Loan Party obtaining knowledge of such failure or (b) General Partner’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30 day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as the applicable Loan Party commences such cure within such 30 day period and diligently prosecutes same until completion.

Section 9.1.4 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and, with respect to any representation, warranty, certification or statement not known by such Loan Party at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within 30 days after the first to occur of (a) a Responsible Officer of a Loan Party obtaining knowledge thereof or (b) written notice thereof from Administrative Agent to General Partner.

Section 9.1.5 Cross-Default.

(a) Any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any Recourse Debt (other

51	Prologis, L.P. Term Loan Agreement

than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000; or

(b) Any Company fails to observe or perform any other agreement or condition relating to or in respect of any Recourse Debt or contained in any instrument or agreement evidencing, securing or relating to the same, or any other event (excluding voluntary actions by any applicable Company) occurs, the effect of which default or other event is to cause Recourse Debt having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Recourse Debt to be made, prior to its stated maturity, or such Recourse Debt to become payable or cash collateral in respect thereof to be demanded; or

(c) There occurs under any Swap Contract that constitutes Recourse Debt an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than $100,000,000 and such amount is not paid when due.

Section 9.1.6 Insolvency Proceedings, Etc. Any Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any Company or to all or any material part of its property is instituted without the consent of such Company and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

Section 9.1.7 Inability to Pay Debts; Attachment. (a) Any Company becomes unable (shiharai funou) or admits in writing its inability (shiharai teishi) or fails generally to pay its debts as they become due or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Company and is not released, vacated or fully bonded within 30 days after its issue or levy.

Section 9.1.8 Judgments. There is entered against any Company (a) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage) or (b) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

52	Prologis, L.P. Term Loan Agreement

Section 9.1.9 ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (b) General Partner or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.

Section 9.1.10 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such cessation would not affect the obligations of any applicable Loan Party or the rights and remedies of any Credit Party, in each case, in any material respect); or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Section 9.1.11 Change of Control. A Change of Control occurs.

Section 9.1.12 Plan Assets. The assets of any Company at any time constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1), as modified by Section 3(42) of ERISA.

Section 9.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and

(c) exercise on behalf of itself and each Lender all rights and remedies available to it and Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Prologis under the United States Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender.

53	Prologis, L.P. Term Loan Agreement

ARTICLE X

ADMINISTRATIVE AGENT

Section 10.1 Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 10.2 Rights as a Lender. Any Person serving as Administrative Agent shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Bank of America (or any successor Administrative Agent hereunder) and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Prologis and its Affiliates as if Bank of America (or such successor) were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 10.3 Exculpatory Provisions. Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number, percentage or group of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for failure to disclose, any information relating to Prologis or any of its Affiliates that is communicated to or obtained by Administrative Agent or any of its Affiliates.

54	Prologis, L.P. Term Loan Agreement

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number, percentage or group of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by a Loan Party or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (other than its own statements, warranties and representations), (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (5) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 10.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible to any Credit Party for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

55	Prologis, L.P. Term Loan Agreement

Section 10.6 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Prologis. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Prologis, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of a bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after retiring Administrative Agent gives notice of its resignation, then retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Prologis and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Prologis to a successor Administrative Agent shall be the same as (but without duplication with) those payable to its predecessor unless otherwise agreed between Prologis and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Person named on the cover page hereof or elsewhere herein as Syndication Agent, a Lead Arranger or a Book Runner shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except, if applicable, in its capacity as a Lender hereunder.

56	Prologis, L.P. Term Loan Agreement

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on either Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 3.5 and 11.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due to Administrative Agent under Section 3.5 or 11.4.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize, consent to, accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Etc.

Section 11.1.1 Amendments Generally. Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Prologis or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Prologis or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a) extend or increase the Commitment (except for adjustments from time to time in accordance with this Agreement) of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 9.2) without the written consent of such Lender;

57	Prologis, L.P. Term Loan Agreement

(b) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Prologis to pay interest at the Default Rate;

(d) change Section 3.8.4 or 3.9 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;

(e) change any provision of this Section 11.1, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(f) authorize Administrative Agent to release Prologis or General Partner from its obligations hereunder without the written consent of each Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, nor the principal amount of the Loans owed to such Lender reduced, or the final maturity thereof extended, nor this sentence amended, in each case, without the consent of such Lender.

In addition, notwithstanding any other provision of this Agreement, Prologis and Administrative Agent may, without the consent of any other Credit Party, enter into such amendments to any provision of this Agreement or any other Loan Document as Administrative Agent may, in its reasonable opinion, determine to be necessary or appropriate to correct any ambiguity, omission or error herein or therein, and, upon execution thereof by Prologis and Administrative Agent, any such amendment shall be binding on all of the parties hereto.

Section 11.1.2 Amendments to Conforming Provisions. The provisions in Article VI, Article VII, Article VIII and Article IX contain essentially the same provisions with respect to General Partner and, to the extent applicable, Prologis as those contained in the corresponding representations, warranties, covenants and events of default in each of the Prologis Credit Agreements (as defined below) (including any defined term used in any such provision, the “Conforming Provisions”). If either Loan Party, Administrative Agent and/or one or more administrative agents under any of the other Prologis Credit Agreements propose to modify, waive or restate, or request a consent or approval with respect to, any Conforming Provisions (and/or any related definition) in any Prologis Credit Agreement in writing (which may include a

58	Prologis, L.P. Term Loan Agreement

written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, waiver, restatement, consent or approval) (each, a “Modification”), and either Loan Party or Administrative Agent requests corresponding changes to this Agreement, then such Modification shall be subject to the approval of the Requisite Lenders (as defined below) and, simultaneously with approval of such Modification by Prologis or General Partner under any Prologis Credit Agreement and the Requisite Lenders, this Agreement shall be deemed modified or restated, or such waiver, consent or approval granted, as applicable, in an manner consistent with such approved Modification; provided that (a) all Lenders shall have received notice of such proposed Modification and (b) no Modification shall result in any modification, waiver or restatement of, or consent or approval with respect to, the provisions of Section 9.1.1. If requested by a Loan Party or Administrative Agent, the Loan Parties, Administrative Agent and each Lender shall execute and deliver a written modification, waiver or restatement of, or consent or approval with respect to, this Agreement memorializing any Modification. In addition, Prologis will be obligated to pay to Administrative Agent and Lenders fees calculated in the same manner as any fees that Prologis or any of its Affiliates pay to the agents and the lenders under the other Prologis Credit Agreements in connection with any such approved Modification (excluding any up-front fee, extension fee, or other similar fee paid in connection with an increase in the commitment amount under or an extension of the term of the applicable Prologis Credit Agreement, except to the extent that there is a corresponding increase of the Commitments hereunder or extension of the term hereof). For the purposes of this Section 11.1.2, “Prologis Credit Agreements” means (i) this Agreement, (ii) the Global Credit Agreement and (iii) any other credit agreement or loan agreement under which General Partner or Prologis is a borrower or guarantor, which contains any financial covenants applicable to General Partner and/or Prologis that are substantially similar to the financial covenants set forth in the Global Credit Agreement to the extent, and for so long as, General Partner designates such credit agreement or loan agreement as a Prologis Credit Agreement (provided that General Partner may revoke any such designation at any time in its sole discretion). For the avoidance of doubt, the term “Prologis Credit Agreements” shall also include any refinancing or replacement of the foregoing agreements to the extent the representations, warranties, covenants and events of default are substantially similar to those included in the applicable Prologis Credit Agreement being refinanced or replaced. As used in this Section 11.1.2, “Requisite Lenders” means, at any time, lenders (including the Lenders) having at least 51% of the aggregate amount of (i) all commitments under all Prologis Credit Agreements with respect to which the commitments of the lenders thereunder are still in effect, and (ii) the aggregate unpaid principal amount of all loans outstanding under all Prologis Credit Agreements with respect to which the commitments of the lenders thereunder are no longer in effect. For purposes of calculating the Requisite Lenders, (x) in the case of swingline loans, the amount of each lender’s funded participation interest in such swingline loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of swingline loans owing to the swingline lender shall be considered as reduced by the amount of such funded participation interests, and (y) in the case of letters of credit, the amount of each lender’s participation in any such letter of credit shall be considered as if it were a direct loan from such lender.

Section 11.1.3 Amendments to Extend Maturity. Notwithstanding any other provision of this Agreement (and without limiting the foregoing provisions of this Section 11.1 or the extension provisions set forth in Section 3.10), Prologis may, by written notice to Administrative Agent (which shall forward such notice to all Lenders) make an offer (a “Loan Modification Offer”)

59	Prologis, L.P. Term Loan Agreement

to all Lenders to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended and, in connection with such extension, to (a) increase the Applicable Margin and/or fees payable with respect to the applicable Loans and/or the Commitments of the Accepting Lenders and/or the payment of additional fees or other consideration to the Accepting Lenders and/or (b) change such additional terms and conditions (to the extent not otherwise approved by the requisite Lenders under this Section 11.1) of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions to be effective only during the period following the original maturity date prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of Prologis and Administrative Agent. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 15 days nor more than 90 days after the date of such notice). Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. Prologis, each Accepting Lender and Administrative Agent shall enter into a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of Prologis to enter into and perform its obligations under the Loan Modification Agreement. Administrative Agent shall promptly notify each Lender as to the effectiveness of any Loan Modification Agreement. Each party hereto agrees that, upon the effectiveness of a Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made. Prologis may effectuate no more than two Loan Modification Agreements during the term of this Agreement.

Section 11.2 Notices; Effectiveness; Electronic Communication.

Section 11.2.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.2.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to General Partner, Prologis or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

60	Prologis, L.P. Term Loan Agreement

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent, if confirmation of receipt has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.2.2, shall be effective as provided in such Section 11.2.2.

Section 11.2.2 Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Prologis may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Section 11.2.3 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent, Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s, Administrative Agent’s or Arranger’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its

61	Prologis, L.P. Term Loan Agreement

D-23120414

Affiliates; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 11.2.4 Change of Address, Etc. Any Loan Party or Administrative Agent may change its address or facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Prologis and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Notwithstanding the foregoing, Administrative Agent shall not change the location of Administrative Agent’s Office if such change would result in increased costs to Prologis.

Section 11.2.5 Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notice (including any telephonic Loan Notice) purportedly given by or on behalf of any Loan Party even if (a) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto consents to such recording.

Section 11.3 No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.4 Expenses; Indemnity; Damage Waiver.

Section 11.4.1 Costs and Expenses. Prologis shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Administrative Agent), in connection with (x) the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and (y) any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that Prologis shall have no liability under clause (x) for any fees, charges or disbursements of any counsel other than Haynes and Boone, LLP and any other counsel selected by Administrative Agent and approved by Prologis (such approval not to be unreasonably withheld or delayed) and (b) all reasonable and documented out-of-pocket expenses incurred by

62	Prologis, L.P. Term Loan Agreement

Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for Administrative Agent or any Lender), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations arising hereunder.

Section 11.4.2 Indemnification by Prologis. Prologis shall indemnify Administrative Agent (and any sub-agent thereof), Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by either Loan Party arising out of, in connection with or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (b) any Loan, the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Company, or any Environmental Liability related in any way to any Company, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Prologis or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by Prologis or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Prologis or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

Section 11.4.3 Reimbursement by Lenders. To the extent that Prologis for any reason fails to indefeasibly pay any amount required under Section 11.4.1 or 11.4.2 to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to Administrative Agent (or such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any such Related Party acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this Section 11.4.3 are subject to the provisions of Section 3.9.

63	Prologis, L.P. Term Loan Agreement

Section 11.4.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Section 11.4.5 Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

Section 11.4.6 Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

Section 11.5 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to Administrative Agent or any Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.6 Successors and Assigns.

Section 11.6.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations

64	Prologis, L.P. Term Loan Agreement

hereunder except (a) to a Qualified Institution in accordance with the provisions of Section 11.6.2, (b) by way of participation in accordance with the provisions of Section 11.6.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in Section 11.6.4 and, to the extent expressly contemplated hereby, the Related Parties of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 11.6.2 Assignments by Lenders. Any Lender may at any time assign to one or more Qualified Institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loan; provided that

(a) except in the case of an assignment from a Lender to any affiliate of such Lender or to another Lender (other than, in each case, Defaulting Lenders), Administrative Agent and, unless an Event of Default has occurred and is continuing, Prologis each shall have provided its prior written consent thereto (each such consent not to be unreasonably withheld or delayed);

(b) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loan or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless Administrative Agent, and, so long as no Event of Default has occurred and is continuing, Prologis otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Qualified Institution (or to a Qualified Institution and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(c) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to the Commitment or Loan assigned; and

(d) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to Administrative Agent (which fee is not an obligation of any Loan Party), and the Qualified Institution, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.6.3, from and after the effective date specified in each Assignment and Assumption, the Qualified Institution thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this

65	Prologis, L.P. Term Loan Agreement

Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, and be subject to the obligations in, Sections 4.1, 4.4, 4.5 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6.4.

Section 11.6.3 Register. Administrative Agent, acting solely for this purpose as an agent of Prologis, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Prologis, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

Section 11.6.4 Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Administrative Agent, sell participations to any Person (other than a natural person or Prologis or any of Prologis’ Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Loan; provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Loan Parties, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1.1 that affects such Participant. Subject to Section 11.6.5, Prologis agrees that each Participant shall be entitled to the benefits of, and be subject to the obligations in, Sections 4.1, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant agrees to be subject to Section 3.9 as though it were a Lender.

Section 11.6.5 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Prologis’ prior written consent. A

66	Prologis, L.P. Term Loan Agreement

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless Prologis is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Prologis, to comply with Section 4.1.4 as though it were a Lender.

Section 11.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in any of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or the central bank of any other country in which such Lender is organized; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

Section 11.7 Treatment of Certain Information; Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Prologis and its obligations, (g) with the consent of Prologis or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

For purposes of this Section, “Information” means all information received from any Loan Party or any Company relating to any Loan Party or any Company or any of their respective businesses, other than any such information that is available to the applicable Credit Party on a nonconfidential basis from a source other than any Loan Party or any Company.

Each Credit Party acknowledges that (1) the Information may include material non-public information concerning any Loan Party or any Company, as the case may be, (2) it has developed compliance procedures regarding the use of material non-public information and (3) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 11.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any of the obligations of such Loan Party now or hereafter

67	Prologis, L.P. Term Loan Agreement

existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Prologis and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Prologis. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article V, this Agreement shall become effective when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each party hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.12 Replacement of Lenders. If (a) any Lender requests compensation under Section 4.4, (b) Prologis is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 or (c) any Lender is a Defaulting Lender or a Non-Consenting Lender, then Prologis may, at its sole expense and

68	Prologis, L.P. Term Loan Agreement

effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Prologis shall have paid to Administrative Agent the assignment fee specified in Section 11.6.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest) or Prologis (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(v) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Prologis to require such assignment and delegation cease to apply.

Section 11.13 GOVERNING LAW; JURISDICTION; ETC.

Section 11.13.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.13.2 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT

69	Prologis, L.P. Term Loan Agreement

THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 11.13.3 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.13.2. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.13.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15 USA Patriot Act Notice. Each Lender that is subject to the Act (as defined below) and Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

70	Prologis, L.P. Term Loan Agreement

Section 11.16 Know Your Customers.

Section 11.16.1 Loan Party Information. If:

(a) any Change in Law;

(b) any change in the status of any Loan Party after the date of this Agreement; or

(c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer;

requires Administrative Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of Administrative or such Lender (or prospective new Lender) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Administrative Agent or such Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for Administrative Agent, such Lender or, in the case of the event described in paragraph (c) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in this Agreement.

Section 11.16.2 Lender Information. Each Lender shall promptly upon the request of Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.

Section 11.16.3 Limitation on Assignments. Notwithstanding Section 11.6, an assignment hereunder will only be effective on performance by Administrative Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which Administrative Agent shall promptly notify to the assigning Lender and the applicable Qualified Institution.

Section 11.16.4 Lender Responsibility. Nothing in this Agreement shall require Administrative Agent or Arranger to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender, and each Lender confirms to Administrative Agent and Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by Administrative Agent or Arranger.

Section 11.17 Time of the Essence. Time is of the essence of the Loan Documents.

Section 11.18 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

71	Prologis, L.P. Term Loan Agreement

Section 11.19 No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between such Loan Party and its Affiliates, on the one hand, and Administrative Agent, Arranger and Lenders, on the other hand, and such Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of Administrative Agent and Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for such Loan Party or any of its Affiliates, stockholders, creditors or employees; (iii) neither Administrative Agent nor Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of such Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent or Arranger has advised or is currently advising such Loan Party or any of its Affiliates on other matters) and neither Administrative Agent nor Arranger has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent, Arranger and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither Administrative Agent nor Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent and Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by Law, any claim that it may have against Administrative Agent and Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 11.20 OFAC List.

(a) General Partner certifies to each Credit Party that it has not received notice that any Loan Party is listed on the most current Specially Designated Nationals and Blocked Persons List issued by the U.S. Treasury Department Office of Foreign Assets Control as published at http://www.treasury.gov/ofac/downloads/t11sdn.pdf or at any replacement website or other replacement official publication of such list (the “OFAC List”). Upon the request of Administrative Agent given at reasonable intervals, General Partner will update the foregoing information.

72	Prologis, L.P. Term Loan Agreement

(b) Each Credit Party certifies to each Loan Party that it has not received notice that it is listed on the most recent OFAC List. Upon the request of General Partner given at reasonable intervals, each Credit Party will update the foregoing information.

Section 11.21 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, the Loan Notices and waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state law based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it.

ARTICLE XII

GUARANTY BY GENERAL PARTNER

Section 12.1 The Guaranties. In order to induce Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by General Partner from the proceeds of the Loans, General Partner hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of all of the Guaranteed Obligations and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by Prologis. If any of the Guaranteed Obligations to Administrative Agent and/or any Lender become due and payable hereunder, General Partner unconditionally promises to pay such indebtedness to Administrative Agent and/or such Lender, as applicable, on demand, together with all reasonable and documented expenses that may be incurred by Administrative Agent or such Lender in collecting such Guaranteed Obligations. If claim is ever made upon Administrative Agent and/or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including Prologis), then General Partner agrees that any such judgment, decree, order, settlement or compromise shall be binding upon General Partner, notwithstanding any revocation of the guaranty under this Article XII or any other instrument evidencing any liability of Prologis, and General Partner shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

73	Prologis, L.P. Term Loan Agreement

Section 12.2 Insolvency. Additionally, General Partner unconditionally and irrevocably guarantees the payment of all of the Guaranteed Obligations, whether or not then due or payable, upon the occurrence of any event specified in Section 9.1.6 with respect to Prologis, and unconditionally promises to pay such Guaranteed Obligations to the Credit Parties on demand.

Section 12.3 Absolute and Unconditional Guaranty. The guaranty provided by General Partner under this Article XII is intended to be an irrevocable, absolute and continuing guaranty of payment and is not merely a guaranty of collection. This guaranty may not be revoked by General Partner. The liability of General Partner hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by General Partner, any other guarantor or any other Person, and the liability of General Partner hereunder is not affected or impaired by (a) any direction as to application of payment by Prologis or any other Person; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other Person as to the Guaranteed Obligations; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by Prologis; or (e) any payment made to any Credit Party on the Guaranteed Obligations that such Credit Party repays to Prologis pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and General Partner waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. The guaranty and liability of General Partner hereunder shall remain in full force and effect (notwithstanding, without limitation, the dissolution of Prologis, that at any time or from time to time no Guaranteed Obligations are outstanding or any other circumstance) until all Guaranteed Obligations have been paid in full.

Section 12.4 Independent Obligation. The obligations of General Partner hereunder are independent of the obligations of Prologis, any other guarantor and any other Person, and a separate action or actions may be brought and prosecuted against General Partner whether or not action is brought against Prologis, any other guarantor or any other Person and whether or not any of the foregoing is joined in any such action or actions. General Partner waives, to the fullest extent permitted by Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Prologis or other circumstance that operates to toll any statute of limitations as to Prologis shall operate to toll the statute of limitations as to General Partner’s obligations under this Article XII.

Section 12.5 Authorization. General Partner authorizes the Credit Parties, without notice or demand (except as shall be required by applicable statute and cannot be waived) and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

74	Prologis, L.P. Term Loan Agreement

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against Prologis or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and subordinate the payment of any part thereof to the payment of any liability (whether due or not) of Prologis to its creditors other than the Credit Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Prologis to the Credit Parties regardless of what liability or liabilities of Prologis or General Partner remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any instrument or agreement referred to herein, or otherwise amend, modify or supplement this Agreement or any such other instrument or agreement; and/or

(h) take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of General Partner from its liabilities under this Article XII;

it being understood that the foregoing shall not permit any action by Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

The Guaranteed Obligations shall not be affected by any act of any Governmental Authority affecting Prologis, including any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the property of Prologis, or by economic, political, regulatory or other events in any country where Prologis is located or doing business.

Section 12.6 Reliance. It is not necessary for any Credit Party to inquire into the capacity or powers of Prologis or any officer, director, partner or agent acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 12.7 Subordination. Any indebtedness of Prologis relating to the Guaranteed Obligations now or hereafter owing to General Partner is hereby subordinated to the Guaranteed Obligations owing to the Credit Parties, and if Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations shall be collected, enforced and received by General Partner for the benefit of the Credit Parties and be paid over to Administrative Agent on behalf of the Credit Parties on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of General Partner

75	Prologis, L.P. Term Loan Agreement

under the other provisions of this Article XII. Without limiting the generality of the foregoing, General Partner hereby agrees with the Credit Parties that it will not exercise any right of subrogation that it may at any time otherwise have as a result of the guaranty under this Article XII (whether contractual, under Section 509 of the United States Bankruptcy Code or otherwise) until, subject to the last sentence of Section 12.1, all Guaranteed Obligations (other than Surviving Obligations) have been irrevocably paid in full in cash.

Section 12.8 Waivers.

(a) General Partner waives any right (except as shall be required by applicable statute and cannot be waived) to require any Credit Party to (i) proceed against Prologis, any other guarantor or any other Person, (ii) proceed against or exhaust any security held from Prologis, any other guarantor or any other Person or (iii) pursue any other remedy in any Credit Party’s power whatsoever. General Partner waives any defense based on or arising out of any defense of Prologis, any other guarantor or any other Person, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of Prologis, any other guarantor or any other Person, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Prologis other than payment in full of the Guaranteed Obligations. The Credit Parties may, at their election, foreclose on any security, if any, held by Administrative Agent or any other Credit Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable Law), or exercise any other right or remedy the Credit Parties may have against Prologis, any other guarantor or any other Person, or any security, without affecting or impairing in any way the liability of General Partner hereunder except to the extent the Guaranteed Obligations have been paid. General Partner waives any defense arising out of any such election by the Credit Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of General Partner against Prologis or any other Person or any security.

(b) Except as otherwise expressly provided in this Agreement, General Partner waives all presentments, demands for performance, protests and notices, including notices of any Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of the guaranty hereunder, notices of the existence, creation or incurring of new or additional Guaranteed Obligations, and notices of any Credit Party’s transfer or disposition of the Guaranteed Obligations, or any part thereof. General Partner assumes all responsibility for being and keeping itself informed of the financial condition and assets of Prologis, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that it assumes and incurs hereunder, and agrees that no Credit Party shall have any duty to advise it of information known to it regarding such circumstances or risks.

Section 12.9 Nature of Liability. It is the desire and intent of General Partner and the Credit Parties that this Article XII shall be enforced against General Partner to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of General Partner under this Article XII shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the

76	Prologis, L.P. Term Loan Agreement

amount of the Guaranteed Obligations shall be deemed to be reduced and General Partner shall pay the maximum amount of the Guaranteed Obligations that would be permissible under applicable Law.

[Signature pages follow]

77	Prologis, L.P. Term Loan Agreement

Executed as of the date first written above.

PROLOGIS, L.P.,
a Delaware limited partnership

By:	Prologis, Inc., its sole general partner

	By:	/s/ Gayle Starr
	Name:	Gayle Starr
	Title:	Senior Vice President

PROLOGIS, INC.,
a Maryland corporation

By:	/s/ Gayle Starr
Name:	Gayle Starr
Title:	Senior Vice President

Executed as of the date first written above.

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent and a Lender

By:	/s/ Will T. Bowers, Jr.
Name:	Will T. Bowers, Jr.
Title:	Senior Vice President

Executed as of the date first written above.

SYNDICATION AGENT:

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent and a Lender

By:	/s/ Brendan Poe
Name:	Brendan Poe
Title:	Executive Director

Executed as of the date first written above.

LENDERS:

CITIBANK, N.A.,
as a Lender

By:	/s/ John Rowland
Name:	John Rowland
Title:	Vice President

Executed as of the date first written above.

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Executed as of the date first written above.

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kevin A. Stacker
Name:	Kevin A. Stacker
Title:	Senior Vice President

SCHEDULE 2.1

COMMITMENTS AND PERCENTAGES

Lender	Commitment (in Dollars)	Applicable Percentage
Bank of America, N.A.	200,000,000	20.000000000%
JPMorgan Chase Bank, N.A.	200,000,000	20.000000000%
Citibank, N.A.	150,000,000	15.000000000%
Goldman Sachs Bank USA	150,000,000	15.000000000%
Morgan Stanley Bank, N.A.	150,000,000	15.000000000%
Wells Fargo Bank, National Association	150,000,000	15.000000000%

Total	1,000,000,000	100.000000000%

Schedule 2.1

SCHEDULE 6.6

LITIGATION

None.

Schedule 6.6

SCHEDULE 6.9

ENVIRONMENTAL MATTERS

None.

Schedule 6.9

SCHEDULE 11.2

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

PROLOGIS, GENERAL PARTNER and AFFILIATED BORROWERS:

Prologis

Pier 1, Bay 1

San Francisco, California 94111

Attn: Gayle Starr

Fax: 415-394-9001

Telephone: 415-733-9473

Electronic Mail: gstarr@prologis.com

Website Address: www.prologis.com

ADMINISTRATIVE AGENT:

Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

901 Main Street, 14th Floor

Mail Code: TX1-492-14-11

Dallas, TX 75202

Attention: Sheri Starbuck

Telephone: 214 209-3758

Telecopier: 214 290-8392

Electronic Mail: sheri.starbuck@baml.com

Bank of America, N.A.

Portfolio Management

901 Main Street, 64th Floor

Mail Code: TX1-492-64-01

Dallas, TX 75202

Attention: Will T. Bowers

Telephone: 214 209-0276

Telecopier: 214 209-0995

Electronic Mail: will.t.bowers@baml.com

for payments and Requests for Credit Extension:

Bank of America, N.A.

901 Main Street, 14th Floor

Mail Code: TX1-492-14-05

Dallas, TX 75202

Attention: Nora Taylor

Telephone: 972-338-3778

Telecopier: 214 290-9673

Electronic Mail: nora.j.taylor@baml.com

Bank of America, NA

Dallas, Texas

Schedule 11.2

USD	Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. # 1292000883
Attn: Corporate Credit Services
Ref: Prologis LP

Schedule 11.2

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Senior Term Loan Agreement, dated as of May [    ], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Prologis, L.P. (“Prologis”), Prologis, Inc., the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Prologis hereby requests (select one):

☐	The making of the Loans.

☐	A continuation of Eurodollar Rate Loans with an Interest Period ending on .

☐	A conversion of Loans that currently are [Base Rate Loans] [Eurodollar Loans with an Interest Period ending on .]

1.	On (a Business Day).

2.	In the aggregate amount of .

3.	Comprised of .

[Type of Loans requested]

4.	For Eurodollar Rate Loans: with an Interest Period of days/months.

PROLOGIS, L.P.

By:
Name:
Title:

Exhibit A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Senior Term Loan Agreement, dated as of May [    ], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Prologis, L.P. (“Prologis”), Prologis, Inc. (“General Partner”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                   of General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of General Partner, for itself and as general partner of Prologis, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1-A are the year-end audited financial statements required by Section 7.1(a)(i) of the Agreement for the fiscal year of General Partner ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section. Attached hereto as Schedule 1-B are the year-end audited financial statements required by Section 7.1(a)(ii) of the Agreement for the fiscal year of Prologis ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1-A are the unaudited financial statements required by Section 7.1(b)(i) of the Agreement for the fiscal quarter of General Partner ended as of the Financial Statement Date. Such financial statements fairly present the financial condition, results of operations, equity and cash flows of General Partner and its Consolidated Subsidiaries in accordance with GAAP as at the Financial Statement Date and for the period then ending, subject only to normal year-end audit adjustments and the absence of footnotes. Attached hereto as Schedule 1-B are the unaudited financial statements required by Section 7.1(b)(ii) of the Agreement for the fiscal quarter of Prologis ended as of the Financial Statement Date. Such financial statements fairly present the financial condition, results of operations, equity and cash flows of Prologis and its Consolidated Subsidiaries in accordance with GAAP as at the Financial Statement Date and for the period then ending, subject only to normal year-end audit adjustments and the absence of footnotes.

Exhibit B

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Companies as of the Financial Statement Date and for the accounting period then ended with the purpose of determining whether the Companies were in compliance with the Agreement as of the Financial Statement Date, and

[select one:]

[to the best knowledge of the undersigned, no Default existed on such date.]

—or—

[the following is a list of Defaults that, to the best knowledge of the undersigned, existed on such date, together with a description of the nature and status of each such Default:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

PROLOGIS, INC.

By:
Name:
Title:

PROLOGIS, L.P.

By:	PROLOGIS, INC., General Partner

By:
Name:
Title:

Exhibit B

For the Quarter/Year ended

SCHEDULE 1-A

to the Compliance Certificate

Financial Statements

Exhibit B

SCHEDULE 1-B

to the Compliance Certificate

Financial Statements

For the Quarter/Year ended                     (“Statement Date”)

Exhibit B

SCHEDULE 2

to the Compliance Certificate ($ in 000’s)

The following covenant computations, together with the supporting schedules attached hereto, are true and correct:

a.	Consolidated Leverage Ratio.

	Indebtedness of the Companies[1]	$			(1)

	Total Asset Value[2]	$			(2)

	Ratio of (1) to (2)

	Permitted Maximum		0.60 to 1.00	[3]

b.	Fixed Charge Coverage Ratio.[4]

	Adjusted EBITDA	$			(1)

	Capital Expenditures	$			(2)

	Subtotal (1) - (2)	$			(3)

	Debt Service	$			(4)

	Preferred Dividends	$			(5)

	Subtotal (4) + (5)	$			(6)

	Ratio of (3) to (6)

	Required Minimum		1.50 to 1.00

[1]	Adjusted by deducting therefrom an amount equal to the lesser of (i) total Indebtedness of the Companies that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (ii) Unrestricted Cash of the Companies.
[2]	Adjusted by deducting therefrom the amount by which total Indebtedness is adjusted.
[3]	As of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.00.
[4]	Calculated for the four fiscal quarters ending on the date of determination.

Exhibit B

c.	Unencumbered Debt Service Coverage Ratio.[5]

	NOI of Unencumbered Properties (see Schedule 3)[6]	$			(1)

	Management fees of the Companies less related expenses[7]	$			(2)

	Allowed Unconsolidated Affiliate Earnings[8]	$			(3)

	Subtotal of (1) + (2) + (3)	$			(4)

	Amount by which (2) + (3) exceeds 40% of (4)	$			(5)

	Unencumbered NOI (Subtotal of (4) – (5))	$			(6)

	Unencumbered Capital Expenditures[9]	$			(7)

	Subtotal (6) - (7)	$			(8)

	Unencumbered Debt Service	$			(9)

	Ratio of (8) to (9)

	Required Minimum		1.50 to 1.00

d.	Secured Indebtedness.

	Secured Debt of the Companies	$

	Total Asset Value	$

	Percentage of Secured Debt over Total Asset Value			%

	Maximum Permitted		40%

e.	Restricted Payments.

	Funds from Operations	$			(1)

	95% of (1)	$			(2)

	Amount of Restricted Payments required to be paid in order for Prologis to eliminate its REIT taxable income and/or to maintain its status as a REIT	$			(3)

[5]	Calculated for the four fiscal quarters ending on the date of determination.
[6]	Not subject to any Lien (other than Permitted Liens).
[7]	Not subject to any Lien (other than Permitted Liens).
[8]	Not subject to any Lien (other than Permitted Liens).
[9]	Except for Unencumbered Properties where the tenant is responsible for capital expenditures.

Exhibit B

Permitted Maximum (greater of (2) and (3))	$	(4)[10]

Aggregate cash dividends and other cash distributions	$	(not to exceed (4) if an Event of Default exists)

Date:

[10]	Excluding Restricted Payments otherwise permitted by Section 8.3 of the Agreement.

Exhibit B

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate ($ in 000’s)

Detailed Calculation of NOI of Unencumbered Properties

Exhibit B

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any document or instrument delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Tranches identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Agreement

5.	Agreement: Senior Term Loan Agreement, dated as of May [ ], 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Prologis, L.P. (“Prologis”), Prologis, Inc., as guarantor, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

[1]	Select as applicable.

Exhibit C

6.	Assigned Interest:

AGGREGATE AMOUNT OF COMMITMENT/LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	CUSIP NUMBER
$	$
$	$
$	$

[7.	Trade Date: ][2]

8.	Qualifications. Annex 2 attached hereto sets forth the specific qualifications of the Assignee.

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C

[Consented to and]3 Accepted:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[Consented to:][4]

PROLOGIS, L.P.

By:	PROLOGIS, INC., General Partner

By:
Name:
Title:

[3]	To be added only if the consent of Administrative Agent is required by the terms of the Agreement.
[4]	To be added only if the consent of Prologis is required by the terms of the Agreement.

Exhibit C

ANNEX TO ASSIGNMENT AND ASSUMPTION

PROLOGIS SENIOR TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Prologis, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Prologis, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all requirements of a Qualified Institution under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C